PRESS RELEASE

Financial Contact:	Media Contact:

Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480.258.6637 kelliepruitt@htareit.com	Robert Milligan Director of Finance Healthcare Trust of America, Inc. 480.998.3478 robertmilligan@htareit.com

Healthcare Trust of America, Inc. Converts Class B-1 Shares to Class A Shares

SCOTTSDALE, ARIZONA (December 11, 2012) – Healthcare Trust of America, Inc. (NYSE:HTA) (“HTA”) announced that on December 6, 2012, the Company’s Class B-1 shares converted to Class A shares. This conversion was made pursuant to the phased in liquidity plan approved as an amendment to HTA’s charter in December 2010 and filed on Form 8-K dated December 20, 2010.

As a result of this conversion, the number of Class A shares that are eligible to trade on the New York Stock Exchange (“NYSE”) has increased to 99.8 million shares, an increase of 57.3 million shares. Since the date of HTA’s listing on the NYSE on June 6, 2012, 50% of HTA’s stock outstanding as of the listing date have converted to Class A shares. Of the remaining 50%, approximately 25% are expected to convert to Class A shares in June 2013 and approximately 25% are expected to convert to Class A shares in December 2013.

As previously announced on October 26, 2012, all classes of HTA stock will be paid a dividend in the amount of $0.14375 per share on January 4, 2013 to stockholders of record on December 31, 2012. This dividend, in the amount of $0.14375 per share, represents an annualized rate of $0.575 per share.

Additionally, on December 3, 2012, HTA was added to the MSCI US REIT Index (RMZ) as a result of MSCI’s Semi-Annual Index Review. With the addition of HTA, there are now a total of 116 companies in the index.

The amount of distributions HTA pays to its stockholders is determined by HTA’s board of directors, at its discretion, and is dependent on a number of factors, including funds available for the payment of distributions, HTA’s financial condition, capital expenditure requirements and annual distribution requirements needed to maintain HTA’s status as a real estate investment trust, or REIT, under the Internal Revenue Code. HTA’s board of directors may reduce its distribution rate and HTA cannot guarantee the amount of distributions paid in the future, if any.

About Healthcare Trust of America, Inc.

Healthcare Trust of America, Inc. (NYSE:HTA), a publicly traded real estate investment trust, is a fully-integrated, leading owner of medical office buildings. HTA listed its shares on the New York Stock Exchange on June 6, 2012. HTA is a full-service real estate company focused on acquiring, owning and operating high-quality medical office buildings that are located on the campuses of nationally recognized healthcare systems in the major U.S. metropolitan areas. Since its formation in 2006, HTA has built a portfolio of properties that totals approximately $2.6 billion based on purchase price and is comprised of approximately 12.5 million square feet of gross leasable area located in 27 states.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, stockholder value and earnings growth.

The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:

•  changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•  competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•  economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;

•  retention of HTA’s senior management team;

•  financial stability and solvency of HTA’s tenants;

•  supply and demand for operating properties in the market areas in which HTA operates;

•  HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;

•  changes in property taxes;

•  legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•  fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•  delays in liquidating defaulted mortgage loan investments;

•  changes in interest rates;

•  the availability of capital and financing;

•  restrictive covenants in HTA’s credit facilities;

•  changes in HTA’s credit ratings;

•  HTA’s ability to remain qualified as a REIT; and

•  The risk factors set forth in HTA’s 2011 Annual Report on Form 10-K for the year ended December 31, 2011 and its quarterly report on Form 10-Q for the quarter ended September 30, 2012.

Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.